SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 31, 2003

BRADLEY PHARMACEUTICALS, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18881 (Commission File Number)	22-2581418 (IRS Employer Identification No.)

383 Route 46 West, Fairfield, New Jersey (Address of principal executive office)	07004 (Zip Code)

Registrant’s telephone number, including area code: (973) 882-1505

Item 5. Other Events

On July 31, 2003 the Company announced Net Sales for the Second Quarter 2003, ended June 30, totaled approximately $16.3 million, an increase of $7.0 million, or 75%, compared to the Net Sales of $9.4 million reached in the same period last year. Net Income for the Second Quarter reached $3.4 million, up $1.6 million, or 88%, with Earnings Per Diluted Share of $0.29, an increase of $0.13, compared to the same period in 2002. Rosula(R) Aqueous Gel and AnaMantle(R) HC, introduced in First Quarter 2003, continue their trend of strong growth, achieving sales of $1.6 million in Second Quarter 2003.

First Half 2003 Net Sales reached $31.3 million, an increase of $12.6 million, or 68%, over Net Sales for the First Half 2002. As a result of the Company’s strong First and Second Quarter performance, Net Income for the First Half 2003 reached $6.3 million, an increase of $2.7 million, or 78% over First Half 2002. Net Income Per Diluted Common Share for First Half 2003 has increased to $0.54, versus $0.31 for the same six-month period a year ago. A copy of the related press release is attached hereto.

Item 7. Financial Statements and Exhibits

(c) Exhibits

99.1- Press Release by Bradley Pharmaceuticals, Inc. dated July 31, 2003

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADLEY PHARMACEUTICALS, INC.
By:	/s/ R. Brent Lenczycki R. Brent Lenczycki Chief Financial Officer

Dated: July 31, 2003